Form 10-K/A, Exhibit 13
period 2007-12-31
HuntMountain Resources
filed 2008-06-05
CIK 65224

Exhibit 14.1

HUNTMOUNTAIN RESOURCES
(the “Company”)
Code Of Business Conduct And Ethics

I. PURPOSE OF THIS CODE

This Code of Business Conduct and Ethics ("Code") of HuntMountain Resources is in  addition to the Code of Ethics established for the President and Chief Executive Officer, Chief Financial Officer and any other person performing such functions (the “Financial Reporting Officers”) and is intended to document the principles of conduct and ethics to be followed by all of the Company’s employees, officers and directors and any consultants or other external parties in a similar role with the Company.  References herein to HuntMountain Resources or the Company include any subsidiaries and/or affiliates of the Company.

Its purpose is to:

-	Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
-	Promote avoidance of conflicts of interest, including disclosure to an appropriate person of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;
-
Promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company or its subsidiaries, files with, or submits to, the securities regulators and in other public communications made by the Company;

-	Promote compliance with applicable governmental laws, rules and regulations;
-	Promote the prompt internal reporting to an appropriate person of violations of this Code;
-	Promote accountability for adherence to this Code;
-	Provide guidance to employees, officers and directors to help them recognize and deal with ethical issues; and
-	Foster the development of a culture of honesty and accountability within the Company.
-	Describe the procedure for reporting and if appropriate investigation of any perceived violations of this code or any perceived unethical business conduct (please refer to The Employee Alert Policy).

Violations of this Code by an employee or officer or director are grounds for disciplinary action up to and including, but without limitation, immediate termination of employment or request for resignation of a directorship.

II. WORKPLACE

a. A Nondiscriminatory Environment

The Company fosters a work environment in which all individuals are treated with respect and dignity. The Company is an equal opportunity employer and does not, as an organization nor does it permit its employees or directors to discriminate against employees, officers, directors or potential employees, officers or directors on the basis of race, color, religion, sex, national origin, age, sexual orientation or disability and, in addition, in accordance to the laws or regulations applicable in the jurisdiction where such employees, officers or directors are located. The Company is committed to actions and policies to assure fair employment, including equal treatment in hiring, promotion, training, compensation, termination and corrective action and will not tolerate discrimination by its employees and agents.

b. Harassment-Free Workplace

The Company will not tolerate harassment of its employees, customers or suppliers in any form.

c. Sexual Harassment

Sexual harassment is illegal and all employees, officers and directors are prohibited from engaging in any form of sexually harassing behavior. Sexual harassment means unwelcome sexual conduct, either visual, verbal or physical, and may include, but is not limited to, unwanted sexual advances, unwanted touching and suggestive touching, language of a sexual nature, telling sexual jokes, innuendoes, suggestions, suggestive looks and displaying sexually suggestive visual materials.

d. Substance Abuse

The Company is committed to maintaining a safe and healthy work environment free of substance abuse. Employees, officers and directors are expected to perform their responsibilities in a professional manner and, to the degree that job performance or judgment may be hindered, be free from the effects of drugs and/or alcohol.

e. Workplace Violence

The workplace must be free from violent behavior. Threatening, intimidating or aggressive behavior, as well as bullying, subjecting to ridicule or other similar behavior toward fellow employees or others in the workplace will not be tolerated. No weapons of any kind will be tolerated in the workplace unless such are required for property security purposes and then only after authorization by the Chief Executive Officer or the Chief Operating Officer.

f. Employment of Family Members

Employment of more than one family member at any mine or office of the Company is permissible but the direct supervision of one family member by another is not permitted unless otherwise authorized by the Chief Executive Officer. Except for summer and co-op students, indirect supervision of a family member by another is also discouraged and requires the prior approval of the Chief Executive Officer, any personnel actions affecting that employee must also be reviewed and endorsed by the Chief Executive Officer. In respect of this paragraph, if the employee in question has a “family member relationship” with the Chief Executive Officer, then the approval of the Chairman of the Corporate Governance and Nominating Committee shall be substituted for any approval of the Chief Executive Officer.

g. Corporate Opportunities

As an employee, officer or director, you are prohibited from taking for yourself opportunities that you discover through the use of HuntMountain Resources property, information or position, from using HuntMountain Resources property, information or position for personal gain; and from competing with the Company. Employees, officers and directors owe a duty to HuntMountain Resources to advance its legitimate interests when the opportunity arises.

III. ENVIRONMENT, HEALTH AND SAFETY

a. Environment

The Company is committed to sound environmental management. It is the intent of the Company to conduct itself having due respect for the environment and community at large as a responsible and caring corporate citizen. The Company is committed to managing all phases of its business in a manner that minimizes any adverse effects of its operations on the environment.

b. Health and Safety

The Company is committed to providing a healthy and safe workplace in compliance with applicable laws, rules and regulations. Employees must be aware of the safety issues and policies that affect their job, other employees and the community in general. Employees in a supervisory role, upon learning of any circumstance affecting the health and safety of the workplace or the community, must act immediately to address the situation. Employees must immediately advise their immediate supervisor of any workplace injury or any circumstance presenting a dangerous situation to them, other co-workers or the community in general, so that timely corrective action can be taken.

IV. THIRD PARTY RELATIONSHIPS

a. Conflict of Interest

Employees, officers and directors are required to act with honesty and integrity and to avoid any relationship or activity that might create, or appear to create, a conflict between their personal interests and the interests of the Company. Employees must disclose promptly in writing possible conflicts of interest to their immediate supervisor, or if the supervisor is involved in the conflict of interest, to that supervisor’s superior. Officers and directors should disclose, in writing, any perceived conflicts to the Chairman of the Audit Committee.

Conflicts of interest arise where an individual's position or responsibilities with the Company present an opportunity for personal gain apart from the normal rewards of employment, officership or directorship, to the detriment of the Company. They also arise where a director's, officer's or employee's personal interests are inconsistent with those of the Company and create conflicting loyalties. Such conflicting loyalties can cause a director, officer or employee to give preference to personal interests in situations where corporate responsibilities should come first. Directors, officers and employees shall perform the responsibilities of their positions on the basis of what is in the best interests of the Company and free from the influence of personal considerations and relationships.

Directors, officers and employees shall not acquire any property, security or any business interest which they know that the Company is interested in acquiring. Moreover, based on such advance information, directors, officers and employees shall not acquire any property, security or business interest for speculation or investment.

b. Competitive Practices

The Company firmly believes that fair competition is fundamental to the continuation of the free enterprise system. The Company complies with and supports laws which prohibit restraints of trade, unfair practices, or abuse of economic power.

The Company’s policy also prohibits employees, officers and directors from entering into or discussing any unlawful arrangement or understanding that may result in unfair business practices or anticompetitive behavior.

c. Supplier and Contractor Relationships

The Company selects its suppliers and contractors in a non-discriminatory manner based on the quality, price, service, delivery and supply of goods and services. A director’s, officer’s or employee’s decision must never be based on personal interests or the interests of family members or friends.

Employees should inform their supervisors, and officers and directors should inform the Chairman of the Audit Committee of any relationships that appear to create a conflict of interest.

d. Gifts To or From Persons or Organizations

Directors, officers and employees are prohibited from offering expensive gifts, cash or benefits to other persons, including public officials, if that gift may influence or be perceived as influencing a business decision. Where permitted employees are allowed offer modest gifts and entertainment, including paying for meals, for business associates provided such benefit is given in accordance with generally accepted ethical business practices. The gifting of cash is prohibited under all circumstances.

Director, officers and employees are prohibited from soliciting, encouraging or receiving bribes or other payment, contribution, gift or favor that could influence your or another’s decision. It is acceptable to accept modest gifts, entertainment or other benefits from persons seeking to do business with HuntMountain Resources, provided such benefits are given and received in accordance with generally accepted ethical business practices.

e. Public Relations

The Company's Board of Directors establishes the persons who are responsible for all public relations, including all contact with the media. Unless a director, officer or employee is specifically authorized to represent the Company to the media, a director, officer or employee should not respond to inquiries or requests for information. This includes newspapers, magazines, trade publications, radio and television as well as any other external sources requesting information about the Company. If the media contacts a director, officer or employee about any topic, that person should immediately refer the call to an authorized person.

Employees must be careful not to disclose confidential, personal or non public business information through public or casual discussions to the media or others. Information is considered to be public if it has been disclosed by the Company in an annual report, annual information form, management information circular, press release or interim financial report. The obligation to keep certain information confidential applies both during appointment or employment with HuntMountain Resources, and after termination of appointment or employment, including on retirement. These same standards apply to the non public information of other companies that you may learn about because of your association or employment with HuntMountain Resources.

f. Directorships

Employees of the Company shall not act as directors or officers of any other corporate entity or organization, public or private, without the prior written approval of the Chief Executive Officer or the Chairman of the Corporate Governance and Nominating Committee. Directorships or officerships with such entities will not be authorized if they are considered to not be in the best interest of the Company. The Chief Executive Officer or the Chairman of the Corporate Governance Committee may provide authorizations for directorships that are necessary for business purposes or for directorships with charitable organizations or other entities that will further the Company’s profile in the community.

V. LEGAL COMPLIANCE

a. Compliance with Laws, Rules and Regulations (including Insider Trading Laws and Timely disclosure)

Employees, officers, and directors are expected to comply in good faith at all times with all applicable laws, rules and regulations.

Employees, officers, and directors are required to comply with insider trading rules and all other policies and procedures applicable to them that are adopted by then Company from time to time.

Employees, officers, and directors must cooperate fully with those responsible for preparing reports filed with the securities regulatory authorities and all other materials that are made available to the investing public to ensure those persons are aware in a timely manner of all information that is required to be disclosed. Employees, officers and directors should also cooperate fully with the independent auditors in their audits and in assisting in the preparation of financial disclosure.

Senior officers of the Company must comply with the Company’s procedures on timely disclosure of material information and provide full, fair, accurate, understandable and timely disclosure in reports and documents filed with, or submitted to, securities regulatory authorities and other materials that are made available to the investing public.

VI. INFORMATION AND RECORDS

a. Confidential and Proprietary Information and Trade Secrets

Employees, officers and directors may be exposed to certain information that is considered confidential by the Company, or may be involved in the design or development of new procedures or technologies related to the business of the Company. All such information, procedures and technologies, whether or not the subject of copyright or patent, are the sole property of the Company. Employees shall not disclose confidential information to persons outside the Company, including family members, and should share it only with other employees who have a "need to know".

Employees, officers and directors are responsible and accountable for safeguarding the Company’s documents and information to which they have direct or indirect access as a result of their employment, officership or directorship with the Company.

b. Financial Reporting and Records

The Company maintains a high standard of accuracy and completeness in its financial records. These records serve as a basis for managing its business and are crucial for meeting obligations to employees, customers, investors and others, as well as for compliance with regulatory, tax, financial reporting and other legal requirements. Employees, officers, and directors who make entries into business records or who issue regulatory or financial reports, have a responsibility to fairly present all information in a truthful, accurate and timely manner. No employee, officer or director shall exert any influence over, coerce, mislead or in any way manipulate or attempt to manipulate the independent auditors of the Company.

c. Record Retention

The Company maintains all records in accordance with laws and regulations regarding retention of business records. The term "business records" covers a broad range of files, reports, business plans, receipts, policies and communications, including hard copy, electronic, audio recording, microfiche and microfilm files whether maintained at work or at home. The Company prohibits the unauthorized destruction of or tampering with any records, whether written or in electronic form, where the Company is required by law or government regulation to maintain such records or where it has reason to know of a threatened or pending government investigation or litigation relating to such records.

VII. THE COMPANY'S ASSETS

a. Use of Company Property

The use of Company property for individual profit or any unlawful unauthorized personal or unethical purpose is prohibited. The Company’s information, technology, intellectual property, mineral rights, buildings, land, equipment, machines, software and cash must be used only for business purposes except as provided by Company policy or approved by an employee’s respective supervisor.

b. Destruction of Property and Theft

Employees, officers and directors shall not intentionally damage or destroy the property of the Company and others or commit theft.

c. Intellectual Property of Others

Employees, officers and directors may not reproduce, distribute or alter copyrighted materials without permission of the copyright owner or its authorized agents. Software used in connection with the Company’s business must be properly licensed and used only in accordance with that license.

d. Information Technology

The Company's information technology systems, including computers, e-mail, intranet and internet access, telephones and voice mail are the property of the Company and are to be used primarily for business purposes. The Company’s information technology systems may be used for minor or incidental personal messages provided that such use is kept at a minimum and is in compliance with Company policy.

Employees, officers and directors may not use the Company’s information technology systems to:

•	Allow others to gain access to the Company's information technology systems through the use of an employee’s password or other security codes;

•	Send harassing, threatening or obscene messages;
•	Send chain letters;
•	Access the internet for inappropriate use;
•	Send copyrighted documents that are not authorized for reproduction;
•	Make personal or group solicitations unless authorized by a senior officer; or
•	Conduct personal commercial business.

The Company may monitor the use of its information technology systems.

VIII. COMPLIANCE WITH THE CODE

a. All Employees are to Read and Comply With the Code

Each director, officer and Employee of HuntMountain Resources will be provided with a copy of this code and will be required to sign an acknowledgement in the form attached to this Code.

B. Reports and Complaints

As an employee if you believe that a violation of the Code or any law rule or regulation has been or is likely to be committed by you or someone else who is a representative of HuntMountain Resources, you have an obligation to promptly report the relevant information to your supervisor, since your supervisor will generally be in the best position to resolve the issue. However if you feel uncomfortable approaching your supervisor with your concern, or if you have any specific or generals questions, you may contact the Company’s Chief Financial Officer or Employee Alert Officer.

Directors should report violations to the Chairman of the Board, or to the relevant committee chair.

Confidentiality of reported violations will be maintained to the fullest extent possible, consistent with the need to conduct adequate investigation and subject to law.

The Company will impose discipline for each Code violation that fits the nature and facts of the violation. The Company also reserves the right to discipline employees who make accusations of Code violations that are frivolous, if they are made for retaliatory reasons, or made without a reasonable good faith belief in the truth and accuracy of the information, or if a person knowingly makes a false accusation.

Approved by the Board of Directors of HuntMountain Resources on December 28, 2007.

HUNTMOUNTAIN RESOURCES
AND SUBSIDIARY COMPANIES

CODE OF AND ETHICS: FINANCIAL REPORTING OFFICERS –  STATEMENT OF COMPLIANCE

I have reviewed and am familiar with HuntMountain Resources Ltd.’s Code of Ethics: Financial Reporting Officers (the “Code”) for those applicable employees.
I hereby agree to comply with the Code, including its provisions for non-disclosure of information both during and after appointment or employment.
To the best of my knowledge, I am not involved in any situation that conflicts or might appear to conflict with the Code.
I also agree to notify my supervisor, the Chief Financial Officer of HuntMountain Resources, the Chairperson of the Audit Committee of the Board immediately of any change that might adversely affect my compliance with the Code.

Name:
(Please print)
Company:
Position Title:
Branch/Dept. No.:
Location:
Date:
	(mm/dd/yy)	(signature)
Note:                      All applicable employees must complete this Statement of Compliance.

Please detach, complete and sign this form, and forward it to the Corporate Secretary within thirty (30) days of receiving a copy of the Code.